Exhibit 4.15

Confidential Document

THE SYMBOL “[Redacted]” DENOTES PLACES WHERE CERTAIN IDENTIFIED

INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS

BOTH (I) NOT MATERIAL, AND (II) IS THE TYPE THAT THE COMPANY

TREATS AS PRIVATE OR CONFIDENTIAL

Supplemental Agreement

to Strategic Business Cooperation Agreement (2021)

Vipshop	Vipshop (China) Co., Ltd. (“Vipshop”)
SF	SF Express Co., Ltd. (“SF”)

(The above parties are collectively referred to as “Parties” and individually as a “Party”.)

Whereas:

1.

Vipshop and SF entered into a Strategic Business Cooperation Agreement (the “Original Agreement”) on November 25, 2019, according to which the Parties agree to cooperate on Warehouse Services, JITX Services, Cross-border Business and Returned Goods Services.

2.

Given the friendly cooperation between the Parties and through a friendly negotiation, the Parties agree to extend the Cooperation Period of the Strategic Business Cooperation Agreement to December 31, 2023.

3.

Based on the foregoing circumstances, the Parties require to enter into this supplemental agreement (the “Supplemental Agreement”) based on the Strategic Business Cooperation Agreement in order to facilitate normal progress of the follow-up business of the Parties.

In consideration of the foregoing, the Parties hereby agree as follows for the foregoing purposes.

1.	Amendment to the Original Agreement:

(1)

①	Article 2.1 of the Article 2 “Services Order” of the Original Agreement is amended as follows:

Vipshop agrees that it shall entrust SF (or Affiliates designated by SF) to provide Services under this Agreement. Meanwhile, Vipshop confirms that, upon the execution of this Agreement, for the four major business scenarios (Warehouse Services, Cross-border Business, JITX Services, and Returned Goods Services, the “Four Major Business Scenarios”) mentioned in the Original Agreement, SF shall be entrusted to provide express delivery services in priority to other parties

Confidential Document

(except for the orders that the Parties agree to assign to other third-party logistics service providers). SF (or Affiliates designated by SF) agrees to provide Services to Vipshop or its Affiliates in accordance with this Agreement.

②	Article 2.3 is amened as follows:

“Actual Order Quantity” refers to the quantity of Services which Vipshop or its Affiliates have placed orders to SF or its Affiliates under this Agreement and related Services thereunder have been completed (that is, the successful delivery of Parcels to consignee or successful delivery of returned Parcels), excluding: parent-subsidiary parcels under one order shall be counted into one order and the double shipment under one order due to abnormal delivery shall be counted into one order.

(2)	Section (b) of the Annual review adjustment mechanism in Article 3.2 (1) of the Original Agreement is amended as follows:

①

Adjustment based on business structure. Calculate the proportion of Vipshop Warehouse’s outbound orders for the year of 2021. If such figure is lower than [Redacted]%, then the basic service fee shall be calculated according to the corresponding price of the ratio listed below in the Outbound Ratio Adjustment Mechanism for the Year of 2021. Specifically, the proportion of Vipshop Warehouse’s outbound orders = the quantity of outbound orders of Vipshop Warehouse for the Cooperation Year / ([Redacted] million orders – the quantity of orders of Returned Goods Services for such Cooperation Year); outbound orders of returned goods warehouse shall be calculated into the quantity of Vipshop Warehouse’s outbound orders.

②

Adjustment based on business structure. Calculate the proportion of Vipshop Warehouse’s outbound orders for each of the years of 2022 and 2023. If such figure is lower than 32%, then the basic service fee shall be calculated according to the corresponding price of the ratio listed below in the Outbound Ratio Adjustment Mechanism for the Years of 2022 and 2023. Specifically, the proportion of Vipshop Warehouse’s outbound orders = the quantity of outbound orders of Vipshop Warehouse for such Cooperation Year / the quantity of all outbound orders of Vipshop for such Cooperation Year; outbound orders of returned goods warehouse shall be calculated into quantity of Vipshop Warehouse’s outbound orders.

Annex 4 of the Original Agreement is amended as follows:

For the cooperation of the Parties during the year of 2021, the outbound ratio adjustment mechanism shall be executed in according to the following “Outbound Ratio Adjustment Mechanism for the Year of 2021”:

Confidential Document

Proportion of Vipshop Warehouse’ Outbound Orders against all Vipshop’s Outbound Orders	Final price (RMB / order)
40% ≤ figure < 45%	[Redacted]
45% ≤ figure < 50%	[Redacted]
50% ≤ figure < 55%	[Redacted]
55% ≤ figure	[Redacted]

For the cooperation of the Parties during the years of 2022 and 2023, the outbound ratio adjustment mechanism shall be executed in according to the following “Outbound Ratio Adjustment Mechanism for the Years of 2022 and 2023”:

Proportion of Vipshop Warehouse’ Outbound Orders against all Vipshop’s Outbound Orders	Final price (RMB / order)
figure <24%	[Redacted]
24%≤ figure <26%	[Redacted]
26%≤ figure <28%	[Redacted]
28%≤ figure <30%	[Redacted]
30%≤ figure <32%	[Redacted]
32%≤ figure	[Redacted]

③	Section (a) of Article 3.2 (2) Special Adjustment Mechanism of the Original Agreement is terminated.

(3)	Article 4 “Target Order Quantity” of the Original Agreement is amended as:

①

the quantity of the Four Major Business Scenarios shall be agreed by the Parties, (except for the orders that the Parties agree to assign to other third-party logistics service providers). The “Annual Orders Forecast” in the Annex 2 of the Original Agreement shall be terminated once this Supplemental Agreement becomes effective.

②

Based on the cooperation between the Parties, Vipshop shall make effort to control the proportion of its inbound orders within the Cooperation Period under [Redacted]%, i.e. the “Annual quantity of inbound orders < (Annual quantity of outbound orders * [Redacted]%)”.

(4)	Article 8.1 and 8.2 of the Original Agreement is amended as follows:

①	The term of this Agreement shall end on December 31, 2023.

②

If the Parties intend to renew this Agreement upon expiration of the Term of Agreement within six (6) months prior to end of the Term of Agreement, they should negotiate about the renewal and may renew this Agreement pursuant to their

Confidential Document

negotiation; however, the Parties shall continue to perform their respective obligations in accordance with the original terms of this Agreement during the negotiation of renewal.

For the purpose of this Agreement, each period of January 1, 2022 to December 31, 2022 and January 1, 2023 to December 31, 2023 shall be a respective “Cooperation Year”.

3.	Miscellaneous

(1)

For the avoidance of doubt, during the Cooperation Year of 2021, 2022 and 2023, the orders that Vipshop entrusts SF to provide Services for the Four Major Business Scenarios under the Original Agreement, shall all apply the basic service fee agreed in the Article 3.1 of the Original Agreement, i,e, RMB [Redacted]/order. Specifically, the basic service fee of out-of-range JITX Services for the year of 2020 (RMB[Redacted]/order) agreed in the supplemental agreement 04 to the Original Agreement shall be invalid in the Cooperation Year of 2021,2022 and 2023. Notwithstanding the above, the settlement price of Returned Package Services (RMB[Redacted]/order) shall still be effective.

(2)

During the term of agreement, there exists the possibility of significant changes in the objective conditions in connection with the cooperation of the Parties. In order to protect the interests of the Parties, the Parties agree that from July 1, 2022 to December 31, 2023, if any material change occurs due to the objective conditions or policies (including without limitation, the alternation of fuel price, carbon neutrality and labor policies, etc.), and such material change has been evaluated and confirmed by SF that the material change has caused or will cause substantially increase of the business cost of SF, then the Parties shall renegotiate the cooperation price. If the Parties are unable to reach a consensus since the date that SF proposes to renegotiate the cooperation price, each Party is entitled to terminate the cooperation by sending a one-month prior notice to the other Party.

(3)

This Supplemental Agreement is a supplemental agreement to the Original Agreement. In the event of any discrepancy between this Supplemental Agreement and the Original Agreement, this Supplemental Agreement shall prevail. The Parties shall continue to strictly perform their respective obligations in accordance with other articles and terms of the Original Agreement.

(4)

Upon execution of this Supplemental Agreement, except as otherwise agreed in this Supplemental Agreement, all other supplemental agreements (as listed in the Appendix I) executed by the Parties shall remain effective, the terms of these supplemental agreements shall be consistent with this Supplemental Agreement.

(5)	This Supplemental Agreement shall be signed in four counterparts, with each Party holding two copies.

Signature Page (1) to the Supplemental Agreement

Vipshop (China) Co., Ltd. (Seal)

Signature of Legal Representative or Authorized Representative	/s/ SHEN Ya
SHEN Ya

Signature Page (2) to the Supplemental Agreement

SF Express Co., Ltd. (Seal)

Signature of Legal Representative or Authorized Representative	/s/ WANG Wei
WANG Wei